October 4, 1995

Electrosource, Inc.
3800B Drossett Drive
Austin, Texas 78744

Re:       Issuance of shares pursuant to 1994 Stock Option Plan

Gentlemen:

 Reference is made to the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission by Electrosource, Inc. (the "Company") under the Securities Act of 1933 relating to 1,500,000 shares of the Common Stock, $.10 par value, ("Common Stock"), of the Company issuable on the exercise of stock options granted pursuant to the 1994 Stock Option Plan of Electrosource, Inc. (the "Plan").

 The opinions expressed herein are limited in all respects to the substantive law of the State of Texas, the federal law of the United States, and, to the extent applicable, the Delaware General Corporation Law. We assume no responsibility as to the application to or effect on the opinions expressed herein of the laws of any other jurisdiction.

  We have been furnished with and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers or representatives of the Company, certificates of public officials, and other documents as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have relied upon certificates of officers of the Company where relevant facts were not independently verified or established.

  Based upon the foregoing, and subject in all respects to the qualifications and limitations set forth herein, we are of the opinion that the Common Stock will be, when issued upon exercise of stock options in accordance with the terms of the Plan, validly issued, fully paid, and non-assessable.

  The foregoing opinion is premised upon representations made by the Company to the effect that (i) the Company will at all times maintain reserved and available sufficient authorized but unissued shares to meet its obligations under the Plan, (ii) the Common Stock issued upon exercise of stock options under the Plan will be evidenced by appropriate certificates that have been properly executed and delivered, and (iii) no option will be granted under the Plan at an exercise price less than the par value of the shares covered by such option.

  The opinions expressed herein are rendered as of the date of this opinion letter, and we expressly disclaim any obligation to advise you of any changes or new developments occurring after the date hereof that would or might affect any matters or opinions set forth herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the section of the Registration Statement captioned "Legal Matters."

                                   Very Truly Yours,


                                   /s/ Bret Van Earp
                                   Bret Van Earp